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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Liberty Satellite & Technology, Inc.:

    We consent to incorporation by reference in the registration statements (Nos. 333-18167, 333-35454 and 333-48770) on Form S-8 of Liberty Satellite &
Technology, Inc. of our report relating to the consolidated balance sheets of Liberty Satellite & Technology, Inc. (formerly TCI Satellite Entertainment, Inc.) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Liberty Satellite & Technology, Inc.

                                          KPMG LLP

Denver, Colorado
March 29, 2001